FOR IMMEDIATE RELEASE

Press Release

XML Global Signs Definitive Agreement to Sell Business Assets to Xenos

Vancouver, BC, September 23, 2003 - XML Global Technologies, Inc. (OTC BB: XMLG), a developer of XML middleware, announced today that it has signed a definitive agreement to sell all of its business assets to Xenos Group Inc. (TSX: XNS). Xenos will acquire XML Global's intellectual property, customer relationships, and operating assets and will retain most employees.

Peter Shandro, XML Global's Chairman of the Board commented "XML Global has developed technology that has very broad application in solving business problems. Xenos will be able to apply that technology to a wide range of customers and we believe that this transaction will generate significant value for our stockholders."

"We are very enthusiastic to join forces with an established and growing organization like Xenos," said Garry Kupecz, Chief Operating Officer of XML Global. It was important to us to find a company that would support our products and people, and allow us to continue to grow. This evolution is good news for our products, our people, and our customers. There will be no other company in the industry with the combined product positioning, technical know-how and market coverage of Xenos with the addition of XML Global. Systems integrators typically encounter a gap in solving "the last mile problem of data integration", where data structures must be mapped in a repeatable way between dynamic data sources. Xenos will be able to provide that solution with the GoXML product line."

"XML Global is a natural complementary next step for Xenos and we will integrate its products and personnel into our operations very quickly," said Jim Farmer, President and COO of Xenos. "We anticipate keen interest in this technology from many of our current customers and it opens up important new vertical markets for Xenos."

"XML Global is a great fit with Xenos, the data to e-content company," said Stuart Butts, Chairman and CEO of Xenos Group Inc. "This acquisition takes Xenos into the end-to-end data transformation space, with best-of-breed products for both document and now data transformation, repurposing and delivery."

The terms of the transaction call for Xenos to pay $1,250,000 and to issue 1,000,000 shares of common stock to XML Global in exchange for the purchased assets, including the GoXML eBusiness product line. Xenos will provide a price guarantee on the Xenos shares to XML Global such that Xenos under certain conditions may make additional cash payments to XML Global, not to exceed C$1,340,000, in the event that Xenos shares are trading below C$3.50 prior to the anniversary date of the closing.

The transaction is subject all requisite regulatory approvals and the approval of XML Global's shareholders, as well as other conditions customary in transactions of this nature. The parties hope to be able to consummate the purchase and sale by the end of December 2003.

Xenos and XML Global have entered into a co-marketing agreement allowing Xenos to market and sell XML Global's products and services pending completion of the acquisition.

Subject to this transaction closing, XML Global has agreed to pay $250,000 and 25% of the proceeds from the sale of Xenos stock to its developer group in settlement of obligations arising from the purchase of intellectual property in April 2003. The developer group will surrender 16 million share purchase warrants exercisable at $0.04 and has agreed to enter into employment contracts with Xenos to facilitate the transfer of intellectual property.

About XML Global Technologies, Inc.

XML Global Technologies, Inc. is an XML Middleware Company focused on providing a methodical approach to the adoption of XML-based solutions. The Company's GoXML™ Transform product line provides an intuitive, modular solution for integration of structured data. Its powerful transformation engine links XML to traditional data formats, like relational and EDI. It also transforms data between various XML dialects. Transformation solutions developed with GoXML™ Transform can be deployed with GoXML Transform Enterprise Edition (API) or with the GoXML™ Communication Server, which includes centralized management and connectivity to integration platforms, message queues, and workflow engines. Interfaces for Web Services and ebXML allow it to plug into popular e-business infrastructures.

To find out more about XML Global Technologies (OTCBB: XMLG), visit our website at www.xmlglobal.com

About Xenos Group Inc.

Xenos (www.xenos.com) provides software and solutions that enable organizations to transform, re-purpose and distribute electronic content to support their e-business and print strategies.

Xenos d2e Platform™ transforms and re-purposes legacy printstreams into standard electronic formats (e-content) supporting both e-business and print strategies for applications such as electronic statement presentment, enterprise content management/archiving, print automation and customer relationship management.

Xenos d2e Vision™ is Xenos' next-generation transformation software suite. Written in Java, d2e Vision supports Asian languages that use double-byte character sets. It is designed to be scalable and extensible for dynamic e-business solutions.

infoWEB™ software enables organizations to extract, publish and disseminate critical business information throughout the enterprise. Once processed by infoWEB, clients can access this information using any standard Web Browser regardless of what platform, application or format the information was generated with.

Xenos partners with industry-leading software companies, such as IBM, to provide end-to-end solutions to customers. Xenos products are deployed at organizations worldwide, in industries including Banking, Financial Services, Insurance, Telecommunications, Utilities, Service Bureaus, Healthcare, Pharmaceuticals, Manufacturing and Government. Xenos is headquartered in Toronto, Canada, with offices in Dallas, Texas and the United Kingdom. Xenos trades on The Toronto Stock Exchange under the trading symbol "XNS", with approximately 8.9 million shares outstanding.

PR Contact Information
Contact	Corporate Communications - XML Global Technologies, Inc.
	Phone	1-604-717-1100 ext.101
1-800-201-1848 ext.101
Email	communications@xmlglobal.com
Web	www.xmlglobal.com

Forward Looking Statements

All statements are based on XML Global Technologies, Inc.'s current knowledge and specific assumptions with respect to future business decisions. The actual results of XML Global Technologies, Inc. may differ materially from those indicated by these forward looking statements as a result of various important factors, including, but not limited to, those discussed in the Risk Factors section of XML Global Technologies' recent registration document, SB-2/A, which is on file with the Securities and Exchange Commission.